EXHIBIT n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the extent included or incorporated by reference in this Registration Statement (Post-Effective Amendment No. 3 to Form N-2 1933 Act File No. 333-133189, and Amendment No. 2 to 1940 Act File No. 811-22156) of Millennium India Acquisition Company Inc. of our report dated March 3, 2008 on the financial statements of Millennium India Acquisition Company Inc. as of December 31, 2007 and 2006, and for the year ended December 31, 2007 and for the period from inception (March 15, 2006) to December 31, 2006, and the financial highlights for the eleven days ended December 31, 2007.  We also consent to the reference in this registration statement of our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm”

Jericho, New York January 23, 2009	/s/ J.H. Cohn LLP J.H. Cohn LLP